UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 4, 2005

Gadzooks, Inc.

(Exact name of registrant as specified in charter)

Texas (State or other jurisdiction of incorporation)	0-26732 (Commission File Number)	74-2261048 (IRS Employer Identification No.)

4121 International Parkway
Carrollton, Texas 75007
(Address and zip code of principal executive offices)

(972) 307-5555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
SIGNATURE

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

     As of January 4, 2005 Gadzooks, Inc. was not in compliance with the inventory balance covenant as set forth in its Debtor-in-Possession Loan and Security Agreement dated February 3, 2004 by and between Gadzooks and Wells Fargo Retail Finance, LLC, as amended, referred to as the DIP Loan Agreement. Under the terms of the DIP Loan Agreement, such non-compliance would be deemed an event of default and could result in an acceleration of all of Gadzooks’ indebtedness thereunder. As of January 10, 2005, $1,613,439 was outstanding in principal and interest and $6,400,423 was outstanding in letters of credit under the DIP Loan Agreement. Further, a default under the DIP Loan Agreement constitutes a default under Gadzooks’ Debtor-in-Possession Loan and Security Agreement dated as of October 29, 2004 by and between Gadzooks and Gryphon Master Fund, L.P., referred to as the Tranche B Term Loan Agreement, and could result in an acceleration of all of Gadzooks’ indebtedness thereunder. As of January 10, 2005, $5,023,611 was outstanding in principal and interest under the Tranche B Term Loan Agreement. Gadzooks is currently in discussions with each of these lenders with respect to the default. If Gadzooks is unable to obtain a waiver from each of these lenders, it will have a material adverse effect on Gadzooks’ financial position.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GADZOOKS, INC.
Date: January 10, 2004	By:	/s/ Monty R. Standifer
	Name:	Monty R. Standifer
	Title:	Executive Vice President, Chief Financial Officer and Secretary